 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-199218

ASPEN GROUP, INC.

PROSPECTUS SUPPLEMENT

52,570,607 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated October 8, 2014, as supplemented, or the Prospectus, and relates to the sale of up to 52,570,607 shares of our common stock which may be offered by the selling shareholders identified in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

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Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 4 of the Prospectus for a discussion of these risks.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

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This prospectus supplement is being filed for the purpose of updating information provided under the heading “Selling Shareholders,” on page 65 of the Prospectus. Subsequent to the filing of the Prospectus, Sophrosyne Capital, LLC, identified in the Prospectus as a selling shareholder beneficially owning 9,164,324 shares of the Company’s common stock and offering 7,306,457 shares in the Prospectus, transferred 1,285,490 shares to Goldman Sachs FBO Sophrosyne Technology Fund, Ltd. The beneficial ownership of Goldman Sachs FBO Sophrosyne Technology Fund, Ltd. is presented in the table below.

The number of shares outstanding and the percentages of beneficial ownership are based on 113,098,156 shares of our common stock issued and outstanding as of March 10, 2015. For the purposes of the following table, the number of shares common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares which that selling shareholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities beneficially owned after offering	Percentage of securities beneficially owned after offering

Goldman Sachs FBO Sophrosyne Technology Fund, Ltd. (1)	3,856,471	1,285,490	2,570,981	2.3%

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(1)

Sophrosyne Capital, LLC is the beneficial owner of the securities held by Goldman Sachs FBO Sophrosyne Technology Fund, Ltd. The address for the selling shareholder is 156 East 36th Street at 2 Sniffen Court, New York, NY 10016.

The date of this prospectus supplement is April 29, 2015.